Richard Chiang

ANDES 5 Inc.

16192 Coastal Highway

Lewes, DE 19958

April 27, 2015

Board of Directors of ANDES 5 Inc.

16192 Coastal Highway

Lewes, DE 19958

In connection with the executed share purchase agreement (SPA) with Hardaway Net-Works Inc, dated April 20, 2015, please accept this notice that effective today, April 27, 2015, I hereby resign from my positions and all duties as President, CEO, Treasurer, Secretary and Chairman of the Board of Directors, of ANDES 5 Inc.

Sincerely,

/s/ Richard Chiang

Richard Chiang

President, CEO, Treasurer, Secretary and Chairman of the Board of Directors

ANDES 5 Inc.

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